Exhibit (d)(24)

                                 ALLEGIANT FUNDS
                SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This SECOND AMENDEMENT TO INVESTMENT ADVSORY AGREEMENT (the "First Amendment") dated as of May 16, 2006, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

         The parties hereby agree that in the Advisory Agreement dated April 9, 1998, with respect to the Trust's International Equity, Small Cap Value, Small Cap Growth, Equity Index, Real Return Advantage, Tax Managed Equity, Balanced Allocation and Ohio Municipal Money Market Funds (the "Investment Advisory Agreement"):

         1. NAME OF PORTFOLIOS. All references to the Small Cap Value, Equity Index Funds in the Investment Advisory Agreement shall be deemed to refer to the Multi-Factor Small Cap Value, S&P 500 Index Funds, respectively. All references to the Tax Managed Equity Fund and Real Return Advantage Fund shall be deleted.

         3. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement is amended and restated in its entirety to read as follows:

         "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 1.15% of the average daily net assets of the International Equity Fund; 1.00% of the average daily net assets of each of the Multi-Factor Small Cap Value Fund and the Small Cap Growth Fund of $0 to less than $500 million; 0.95% of the average daily net assets of each Fund of $500 to less than $1 billion; and 0.90% of the average daily net assets of each Fund of $1 billion and over; 0.35% of the average daily net assets of the S&P 500 Index Fund; 0.20% of the average daily net assets of the Ohio Municipal Money Market Fund; and 0.75% of the average daily net assets of the Balanced Allocation Fund."

         4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

         5. MISCELLANEOUS. Except to the extent expressly amended by this Second Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this Second Amendment. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                            ALLEGIANT FUNDS


                                            By:  /s/  Kathleen T. Barr
                                               ---------------------------------
                                            Title:  Chief Administrative Officer


                                            ALLEGIANT ASSET MANAGEMENT COMPANY


                                            By:  /s/  Joseph C. Penko
                                               ---------------------------------
                                            Title:  Managing Director